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                                                                  EXHIBIT (m)(4)

                                     FORM OF

                              VAN KAMPEN FUNDS INC.

                        ADMINISTRATIVE SERVICES AGREEMENT

     This Agreement is entered into as of the ____ day of ____, 19__, by and between Van Kampen Funds Inc. (the "Company") and the undersigned (the "Intermediary").

     WHEREAS, the Company is the principal underwriter of the open-end investment companies listed on Schedule 1 to this Agreement (hereinafter individually the "Fund" or collectively the "Funds"); and

     WHEREAS, each respective Fund has adopted a Distribution Plan (the "Distribution Plan") pursuant to Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), and a Service Plan (the "Service Plan") relating to such Fund, the Distribution Plans being described in the Fund's Prospectus and Statement of Additional Information; and

     WHEREAS, each respective Fund's Distribution Plans authorize the Company to enter into distribution services agreements such as this Agreement with certain financial intermediaries selected by the Company, and the Intermediary has been so selected; and

     WHEREAS, each respective Fund's Distribution Plans authorize the Company to make payments at a rate specified in an agreement such as this Agreement varying directly with the aggregate average daily net asset value of shares of each respective Fund sold by such financial intermediary on or after the effective date of this Agreement, as determined pursuant to Section 4 hereof, and held at the close of each day in accounts of clients or customers of particular intermediary, such amount being referred to herein as the "Holding Level"; for purposes of calculating the Holding Level, shares of such Fund which are redeemed or otherwise disposed of from any account existing prior to such effective date shall be deemed to have been shares sold prior to such effective date to the extent of the number of shares held in such account immediately after the close of business on the day prior to such effective date; and

     WHEREAS, this Agreement is a "related agreement" to the Distribution Plan as that term is used in the Rule and is subject to all of the provisions of the Rule as to such agreements;

     NOW, THEREFORE, the Company and the Intermediary agree as follows:

     1. Subject to continuing compliance with its obligations pursuant to
Section 2 hereof, the Intermediary shall be entitled to distribution fee and service fee payments, if any, to be paid by the Company with respect to each class of the Fund's shares at the annual percentage rate of the Holding Level set forth from time to time in the then current Prospect of the Fund on a quarterly basis (prorated for any portion of such period during which this Agreement is in effect for less than the full amount of such period); it is understood and agreed that the Company may make final and binding determinations as to whether such continuing compliance and as to whether or not any Fund shares are to be considered in determining the Holding Level of any particular financial intermediary and what Fund shares, if any, are to be attributed to such purpose to a particular financial intermediary, to a different financial intermediary or to no financial intermediary.


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     2. The distribution fee payments with respect to a class of the Fund's shares to be made in accordance with Section 1 hereof, if any, shall be paid to the Broker-Dealer as compensation for selling shares of the respective class.

     3. In consideration for the service fee payments to be made in accordance with Section 1 hereof, the Intermediary shall provide to its clients or customers who hold shares of each respective Fund with respect to which payments to the Intermediary may be made under such Fund's Distribution Plan such services and other assistance as may from time to time be reasonably requested by the Company, including but not limited to answering inquiries regarding the Fund, providing information programs regarding the Fund, assisting in selected dividend payment options, account designations and addresses and maintaining the investment of such customer or client in the Fund.

     4. The Company shall have the right at any time and from time to time without notice to the Broker-Dealer to amend its Prospectus with respect to the amount of the service free and the amount of the distribution fee to be paid pursuant hereto. Such amendments shall be effective as of the date of the amended Prospectus.

     5. This Agreement shall go into effect on the later of the date set forth above or the date on which it is approved by a vote of each Fund's Board of Directors (or Trustees, as the case may be) and of those Directors/Trustees (the "Qualified Directors/Trustees") who are not interested persons (as defined in the 1940 Act) of the Fund and have no direct or indirect financial interest in the operations of the Distribution Plan or any agreement related to the Distribution Plan cast in person at a meeting called for the purpose of voting on this Agreement and shall continue in effect (unless terminated) until the June 30th next succeeding such effective date and will continue thereafter only if such continuance is specifically approved at least annually in the manner heretofore specified for initial approval. This agreement will terminate automatically in the event of its assignment (as that term is used in the Rule) or if the Distribution Plan is terminated. This Agreement may also be terminated at any time, without the payment of any penalty, on sixty (60) days written notice to the Intermediary, by vote of a majority of the Qualified Directors/Trustees or by vote of a majority (as that term is used in the Rule) of the outstanding voting securities of the Fund.

     IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

                                        VAN KAMPEN FUNDS INC.


                                        By:
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Intermediary                                Senior Vice President

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Address


By:
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Title


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